Exhibit 10(d)

                       AMENDED AND RESTATED
                 EMPLOYEES' EXCESS BENEFITS PLAN C
                            ADOPTED BY
                    ALUMINUM COMPANY OF AMERICA

     Pursuant to due authorization by the Board of Directors, Aluminum Company of America has adopted the following Employees' Excess Benefits Plan C, as amended and restated effective January 1, 1989, for the exclusive benefit of selected management and highly compensated employees, whose pension benefits calculated under certain qualified and non-qualified plans does not take into account certain deferred compensation amounts.

                      ARTICLE I - DEFINITIONS

1.1  The following terms have the specified meanings.

     A. "Additional Compensation" means any amount which the Participant has irrevocably elected to defer under one or more of the following: (1) the Incentive Compensation
Plan of the Company, not including any gain or loss thereon, (2) Employees' Excess Benefit Plan D, of the
Company ("Excess D"), not including any gain or loss thereon, (3) the Alcoa Deferred Compensation Plan, not including any gain or loss thereon, or (4) the Performance
Pay Plan of the Company, not including any gain or loss thereon.

     B. "Annual Compensation" means the total payments made by the Company and by any Subsidiaries during a calendar year for services rendered as an employee, except as otherwise provided by contractual agreement, other than living and similar allowances and premium pay and payments made for specific purposes as determined under supplemental rules adopted by the Company. Annual Compensation shall include any amounts by which the Participant has elected to reduce his or her salary under the Alcoa Savings Plan for Non-Bargaining Employees or under any cash or deferred arrangement established under Section 401(k) of Internal
Revenue Code of 1986 as amended, and shall include any Additional Compensation.

     C.   "Average Final Compensation" means the average
Annual Compensation received during the five highest years within the ten calendar years preceding the date such compensation was discontinued (including the calendar year in which such compensation was discontinued if this would increase Average Final Compensation) affording the highest such average.

     D. "Board of Directors" means the Board of Directors of the Company.

     E.   "Company" means Aluminum Company of America.

     F.   "Excess Plan" means the amended and restated
Employees' Excess Benefit Plan C, adopted by the Company as described herein or as from time to time hereafter amended.

     G. "Other Plans" means Plan I, any defined benefit retirement plan of any Subsidiary, Employees' Excess
Benefits Plan A of the Company ("Excess A") and Employees'
Excess Benefits Plan B of the Company ("Excess B"), as such

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plans presently exist or as from time to time hereafter
amended.

     H. "Participant" means any employee of the Company or any Subsidiary who meets one or more of the following requirements:

          (1) retires or dies while covered under Excess B, or

          (2)  has Additional Compensation, or

          (3) on or after January 1, 1989, retires, dies or terminates while covered under Plan I, and immediately prior to retirement, death or termination is in a job grade of 19 or above, or an equivalent of such job grades as determined by the Company.

     I. "Pension Service" means the service used to calculate the Participant's monthly retirement benefit under Excess B, or if such Plan is inapplicable, the service used to calculate such benefit under Plan I.

     J.   "Plan I" means Employees' Retirement Plan of
Aluminum Company of America, Plan I.

     K.   "Reduced Average Final Compensation" means Average
Final Compensation which is calculated by reducing each year's Annual Compensation used by one-half of the amount, if any, received by a Participant from the Incentive
Compensation Plan and the Performance Pay Plan of the Company.

     L. "Retirement Board" means the Retirement Board created pursuant to Plan I.

     M. "Subsidiary" means a corporation at least 5O% of whose outstanding voting stock is owned or controlled by the Company and/or one or more other Subsidiaries, and any non-corporate business entity in which the Company and/or one or more other Subsidiaries have at least a 50% interest in capital or profits.

     N. "Surviving Spouse" means a deceased Participant's spouse who is entitled to receive surviving spouse benefits under Plan I or Excess B.

                       ARTICLE II - BENEFITS

2.1 A benefit payable under this Excess Plan to a Partici-pant who retires or terminates with at least 5 years of Pension Service shall be the greater of the following:

     A. FORMULA 1 - for participants who retire on or after January 1, 1989 and are eligible under Plan I - Rules IC, ID, IE, IF, IG, IH or IJ, or Excess B, the portion of pension benefits in pay status that would have been payable for that month to a Participant under Plan I at the time Pension Service terminates, had Plan I used Annual Compensation in determining the pension benefit; however, Annual
Compensation is subject to the limits provided for in
Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, through 1993, and $250,000 thereafter, or

     B. FORMULA 2 - for participants who retire on or after January 1, 1989 and are eligible under Plan I, IC Rules or
Excess B, the amount of pension benefits which would have

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been payable to the Participant using the formula contained in Plan I, IC Rules effective December 31, 1988, had Plan I,
IC Rules used Annual Compensation in determining the pension benefit, or

     C. FORMULA 3 - for participants who retire on or after January 1, 1989 under Plan I, IC Rules, or Excess B, one-twelfth of the following:

          (1)  a.   1.7% of Reduced Average Final
          Compensation for each year of Pension Service up to 30 years, plus

               b.   1.3% of Reduced Average Final
          Compensation for each year of Pension Service in excess of 30, less

               c.   the projected earnings Social
          Security offset as defined in Plan I, IC Rules as of December 31, 1988,

     less the amount determined in the following para-graph (2) a. and b, or (3) a. and b., as applicable.

          (2)  a.   for Participants who retire prior to
          attaining age 62 on any type of pension provided under Plan I, IC Rules or pension equivalent under Excess B (other than a 55/10 pension or deferred vested pension), a reduction which equals one percent (1%) for each year, and prorated monthly for a partial year, said retirement precedes age 62, times the amount calculated in the foregoing paragraph (1), plus

               b.   any and all applicable reductions and
          offsets in accordance with the provisions of Plan I, IC Rules and/or of Excess B, (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity).

          (3)  a.   for Participants who retire prior to
          attaining age 62 on a 55/10 pension or deferred vested pension, the Plan I, IC Rules actuarial reduction to provide for payment prior to age 62, times the amount calculated in the foregoing paragraph (1), plus

               b.   any and all applicable reductions and
          offsets in accordance with the provisions of Plan I, IC Rules and/or Excess B (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity).

     D. The pension otherwise payable under Formulae 1, 2 or 3 shall be subject to offsets for payments made from Other Plans.

2.2  A benefit payable under this Excess Plan to the Surviving
Spouse:

     A. of a deceased retiree, shall be 50% of the pension payable to the retiree on the retiree's date of death, subject to offset for payments made from Other Plans.

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     B.   of an employee who dies while accruing Pension
Service, shall be 50% of the greater of: Formula 1, Formula 2 or Formula 3 (excluding paragraphs 2.1 C. (2), as applicable, on the employee's date of death, subject to the offset for payments made under Other Plans.

     C. of an employee who terminates with only rights to a deferred vested pension, shall be 50% of the greater of Formula 1, Formula 2 or Formula 3, as applicable, on the date that the employee's Pension Service is terminated, subject to the offset of payments made under Other Plans.

2.3 Where the benefits under the Other Plans are not payable solely in the form of monthly pension benefits over the same time period, the Retirement Board shall if necessary adjust the benefits payable under this Excess Plan so that the Participant or Surviving Spouse is neither advantaged or disadvantaged for pension purposes.

2.4 Benefits payable to a Participant who retires or to a Surviving Spouse under this Excess Plan in conjunction with benefits payable under any specific Other Plans shall commence concurrently with benefits payable to said Participant or Surviving Spouse under such Other Plans. Upon the cessation of payment of benefits to a Participant or Surviving Spouse under any Other Plans, benefits payable under this Excess Plan in conjunction with benefits payable under said Other Plans shall concurrently cease.

2.5 This Excess Plan shall not be construed as conferring any rights upon any Participant for continuation of employ-ment with the Company or any Subsidiary, nor shall it interfere with the rights of the Company or Subsidiary to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action might have upon such Participant as a prospective recipient of benefits under this Excess Plan.

2.6 No benefit under this Excess Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

                    ARTICLE III - CONTRIBUTIONS

3.1 Benefits payable hereunder shall be payable out of general assets of the Company, and no segregation of assets for such benefits shall be made. The right of a Participant or a Surviving Spouse to receive benefits under this Excess Plan shall be an unsecured claim against said assets.

            ARTICLE IV - ADMINISTRATION OF EXCESS PLAN

4.1 The general administration of this Excess Plan shall be by the Retirement Board. The Retirement Board has the discretionary authority to interpret this Excess Plan. The
Retirement Board's resolution of any matter concerning this Excess Plan shall be final binding upon the Company, any Participant and/or beneficiary affected hereby.

               ARTICLE V - AMENDMENT AND TERMINATION

5.1 This Excess Plan may be amended, suspended or terminated at any time by the Board of Directors or any other entity approved by said Board, provided, however, that no amendment,

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suspension or termination shall reduce or in any manner
adversely affect any Participant's rights with respect to benefits that are payable or may become payable under
Article II hereof based upon said Participant's Additional
Compensation as of the date of such amendment, suspension termination.

                     ARTICLE VI - CONSTRUCTION
16.1 This Excess Plan shall be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania.

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